Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Macrovision Solutions Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-150626 and 333-152485) on Form S-8 and (No. 333-152337) on Form S-3ASR of Macrovision Solutions Corporation, successor registrant to Macrovision Corporation, of our report dated February 26, 2008, except as to note 4, which is as of February 27, 2009, with respect to the consolidated balance sheet of Macrovision Solutions Corporation and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2007, which report appears in the December 31, 2008 annual report on Form 10-K of Macrovision Solutions Corporation.

Our audit report on the consolidated financial statements dated February 26, 2008, except as to note 4 which is as of February 27, 2009, refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007, and the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006.

/s/ KPMG LLP

Mountain View, California

February 27, 2009